SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 1, 2007

Northern States Power Company

(Exact name of registrant as specified in its charter)

Wisconsin

(State or other jurisdiction of incorporation)

001-03140	39-0508315
(Commission File Number)	(IRS Employer Identification No.)

1414 W. Hamilton Avenue, Eau Claire, Wisconsin	54701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 715-839-2625

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On June 1, 2007, Northern States Power Company, a Wisconsin corporation and wholly owned subsidiary of Xcel Energy Inc. (“NSP-Wisconsin”) filed with the Public Service Commission of Wisconsin (“PSCW”) a request to increase retail electric rates by $67.4 million and retail natural gas rates by $5.3 million, representing overall increases of 14.3% and 3.3%, respectively.  The increase in electric rates is related to investments in cleaner sources of energy and transmission lines to reliably meet its customers’ electrical demand and increasing costs for fuel, purchased power and wind energy.  The increase in gas rates is needed for the ongoing installation and maintenance of NSP-Wisconsin’s distribution system and energy conservation programs.  The request assumes a common equity ratio of 53.86% and a return on equity of 11.00%.  The jurisdictional rate base is approximately $640 million for the combined electric and gas utilities.

Public hearings to address NSP-Wisconsin’s rate request will be held later this fall at the PSCW.  No specific dates for hearings or prehearing conferences have been scheduled as of this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Northern States Power Company (a Wisconsin Corporation)

/s/BENJAMIN G.S. FOWKE III
Benjamin G.S. Fowke III
Vice President and Chief Financial Officer
June 4, 2007